EXHIBIT 23.1

October 20, 2005

U.S. Securities and Exchange Commission

Division of Corporation Finance

450 Fifth St. N.W.

Washington DC 20549

Re: Lexington Resources, Inc. - Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated October 20, 2005, of the following:

  Our report to the Stockholders and Board of Directors of Lexington Resources, Inc. dated March 24, 2005 on the consolidated financial statements of the Company as at December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from September 29, 2003 (inception) to December 31, 2003.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

"Dale Matheson Carr-Hilton LaBonte"

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, British Columbia